EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated August 15, 2022, except for the effects of the discontinued operation described in Note 13, as to which the date is July 31, 2024, with respect to the consolidated financial statements of Paranovus Entertainment Technology Ltd. (formerly known as “Happiness Development Group Limited”) for the year ended March 31, 2022 in this Form S-8 of Paranovus Entertainment Technology Ltd. (formerly known as “Happiness Development Group Limited”) filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

January 14, 2025